EXHIBIT 10.17

EXECUTION VERSION

FOURTH AMENDMENT, dated as of March 4, 2010 (this “Amendment”), to and under CREDIT AND SECURITY AGREEMENT, dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time from time to time, the “Credit Agreement”), among THE RAL SUPPLY GROUP, INC., a New York corporation (both in its original capacity as a party thereto and as successor-by-merger to American/Universal Supply, Inc., a New York corporation), UNIVERSAL SUPPLY GROUP, INC., a New York corporation, and S&A SUPPLY, INC. (formerly known as S&A Purchasing Corp.), a New York corporation (collectively, the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division, as successor to Wells Fargo Business Credit, Inc. (the “Lender”).  Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, Borrowers and Colonial have made in favor of Lender that certain Guaranty By Corporations, dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Guaranty”); and

WHEREAS, the Borrower has requested that the Lender modify certain other terms of the Credit Agreement, and the Lender has agreed to the foregoing request, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the Borrowers and the Lender hereby agree as follows:

Section One.  Amendments to Credit Agreement.  Effective upon satisfaction of the conditions precedent set forth in Section Four hereof, the Credit Agreement is hereby amended as follows:

(i)             Section 1.1.  Definitions.

(A)           The following defined terms are added to Section 1.1 of the Credit Agreement in its proper alphabetical order:

“Fourth Amendment” means that certain Fourth Amendment, dated as of March 4, 2010, among the Borrowers and the Lender.

“Tender Offer Debt” means the Debt owing to each of the following Persons, as evidenced by certain promissory notes in the original principal amounts set forth opposite each such Person’s name below, each dated August 20, 2009, executed by Colonial and payable to each such Person:

Person	Tender Offer Debt
Rita Folger	$100,000
Goldman Associates of New York, Inc.	$171,033
John A. Hildebrandt	$50,000
Paul H. Hildebrandt	$90,000
William Pagano	$35,000

(B)           The following defined terms contained in Section 1.1 of the Credit Agreement are amended and restated as follows:

“Borrowing Base” means, with respect to any Borrower at any time, and subject to change from time to time in the Lender’s sole discretion, which discretion shall be exercised in a commercially reasonable manner, the lesser of:

(a)           the Maximum Line, minus the L/C Amount, minus the aggregate principal amount of outstanding Advances made to the other Borrowers; or

(b)           the sum of:

(i)	eighty-five percent (85%) of such Borrower’s Eligible Accounts, plus

(ii)
the lesser of: (A) up to fifty-seven percent (57%) of the lower of the cost or fair market value, as determined in accordance with GAAP, of such Borrower’s Eligible Inventory, but in no event to exceed Nine Million Dollars ($9,000,000.00), minus the aggregate principal amount of outstanding Advances made to the other Borrowers pursuant to this clause (ii), or (B) up to one hundred percent (100%) of the liquidation value of such Borrower’s Eligible Inventory, net of liquidation and other related expenses, as determined by the Lender in its sole discretion, which discretion shall be exercised in a commercially reasonable manner, but in no event to exceed Nine Million Dollars ($9,000,000.00), minus the aggregate principal amount of outstanding Advances made to the other Borrowers pursuant to this clause (ii), plus

(iii)	the amount of the Overadvance Sublimit then in effect, minus the aggregate principal amount of outstanding Advances made to the other Borrowers pursuant to this clause (iii), minus

(iv)
the amount of the Landlord Reserve then in effect, apportioned among the Borrowers in such manner as the Lender may determine from time to time in its sole discretion, which discretion shall be exercised in a commercially reasonable manner, minus

(v)
the amount of the Availability Reserve then in effect, apportioned among the Borrowers in such manner as the Lender may determine from time to time in its sole discretion, which discretion shall be exercised in a commercially reasonable manner, minus

(vi)	the portion of the L/C Amount relating to Letters of Credit issued for such Borrower’s account, plus, the aggregate L/C Amount relating to Letters of Credit issued for the other Borrowers, minus

(vii)	such other reserves as the Lender may establish from time to time in its sole discretion, which discretion shall be exercised in a commercially reasonable manner.

Notwithstanding the foregoing, in the event that dilution for all Accounts during any ninety (90) consecutive day period, expressed as a percentage, as determined by the Lender in its sole discretion, exercised in a commercially reasonable manner, pursuant to its periodic examination of the Borrowers’ collateral reports and/or books and records, exceeds four percent (4%), then the Lender, in its sole discretion, may implement and maintain such reserves and/or reduce the advance percentages used in determining the Borrowing Base to adjust for such excess.

“LIBOR” means the rate per annum determined pursuant to the following formula:

LIBOR =	Daily Three Month LIBOR
100% - LIBOR Reserve Percentage

(i)           “Daily Three Month LIBOR” means, as of any date of determination, the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on such date of determination for delivery of funds on said date for a three (3) month period.  The Borrowers understand and agree that (x) each change in the interest rate shall become effective each Banking Day that the Lender determines that Daily Three Month LIBOR has changed and (y) the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)           “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during any calendar month.

“LIBOR Advance Rate” means, with respect to all LIBOR Advances, an annual interest rate equal to the sum of LIBOR plus four and one-half of one percent (4.5%).

“Maximum Line” means Twenty Million Dollars ($20,000,000.00).

“Overadvance Sublimit” means (i) from the period beginning on the date of the Fourth Amendment and ending on (and including) the date that is one hundred twenty (120) days thereafter, the amount of One Million Dollars ($1,000,000.00), which amount shall be automatically reduced each week by the amount of One Hundred Thousand Dollars ($100,000.00) on the date that is one hundred twenty-one (121) days after the date of the Fourth Amendment and on each corresponding day of each following week thereafter, until reduced to zero (-0-) and (ii) from the period beginning on April 1 and ending on July 31 of each calendar year during the term of this Agreement (other than calendar year 2010), the amount of Five Hundred Thousand Dollars ($500,000.00), which amount shall be automatically reduced each week by the amount of One Hundred Thousand Dollars ($100,000.00) on August 1 of such calendar year and on each corresponding day of each following week thereafter, until reduced to zero (-0-).

“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue, (b) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (A) not overdue or (B) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the applicable Borrower in conformity with GAAP, (c) Liens in favor of the Lender, (d) Liens for taxes (A) not yet due or (B) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Borrower in conformity with GAAP provided, that, the Lien shall have no effect on the priority of Liens in favor of the Lender or the value of the assets in which the Lender has a Lien, (e) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title thereto, so long as the same do not materially impair the use, value or marketability of such real estate, (f) Liens placed upon fixed assets of a Borrower which secure the payment of the purchase price thereof, not exceeding the lesser of the cost or fair market value thereof, up to Two Hundred Fifty Thousand Dollars ($250,000) for any one purchase or Four Hundred Thousand Dollars ($400,000) in the aggregate for all such purchases made by such Borrower during any fiscal year, but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed and only if such Lien secures only such purchase money indebtedness, (g) Liens specified on Schedule 7.1 hereto, and (h) Liens securing Subordinated Debt.

“Subordinated Debt” means (i) the Capital Infusion Debt and the Tender Offer Debt and (ii) any other Debt, including Debt for Borrowed Money, of any Borrower or Colonial, in each case, provided that such Debt and any Lien on the assets or properties of a Borrower securing such Debt is subject to a Subordination Agreement or is otherwise subordinated to the Obligations as to the right and time of payment and to the Lien of the Lender on such assets or properties in a manner and form satisfactory to the Lender in its sole discretion.

(C)           Paragraph (i) of the defined term “Eligible Accounts” is amended and restated in its entirety as follows:

(i)
That portion of Accounts which is unpaid more than the earlier of (A) ninety (90) days after the original due date thereof, or (B) one hundred twenty (120) days after the invoice date thereof (without reducing such amount by the amount of any credit balances), provided, however, with respect to all Accounts that are unpaid 90 or more days after the invoice date thereof but less than 120 days after the invoice date thereof (such Accounts, the “90 – 120 Day Accounts”), not more than $750,000 in the aggregate of such unpaid 90 – 120 Day Accounts, as of any date of determination, shall be deemed Eligible Accounts, provided that the aggregate amount of the 90 – 120 Day Accounts shall, to the extent applicable, be reduced by amounts described in the remaining clauses of this definition before determining the amount of such unpaid 90 – 120 Day Accounts deemed not to be Eligible Accounts under this clause (i);

(D)           The following defined terms contained in Section 1.1 of the Credit Agreement shall be deleted in their entirety and all references thereto in the Credit Agreement and any other Loan Document shall be deemed to be deleted:  Floating Rate, Floating Rate Advance, Interest Period, Prime Rate, Structural Sublimit and Structural Sublimit Advances.

(ii)           Section 2.17.  Letters of Credit.  Section 2.17(a) of the Credit Agreement is amended and restated in its entirety as follows:

(a)    The Lender may, in its sole discretion, upon any request by the Borrowing Agent therefor, cause an Issuer to issue, from the Closing Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a "Letter of Credit") for each Borrower's account by guaranteeing payment of such Borrower's obligations or being a co-applicant.  The Lender shall not consider requests to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)	$250,000, minus the L/C Amount, or

(ii)	the amount of the Borrowing Base (calculated without giving effect to clause (vi) thereof), minus all then outstanding and unpaid Advances, minus the L/C Amount then outstanding.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the applicable Borrower, or the Borrowing Agent as such Borrower's agent and attorney-in-fact, and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(iii)           Section 2.1.  Revolving Advances.  Sections 2.1(a) and (b) of the Credit Agreement are amended and restated as follows:

(a)    The Borrowing Agent will not request any Advance on behalf of a Borrower under this Section 2.1 if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances made to such Borrower under this Section 2.1 would exceed such Borrower’s Borrowing Base.

(b)    Each request by the Borrowing Agent for an Advance from the Lender shall be made before 11:00 a.m. (New York time) of the day of the requested Advance. Requests may be made in writing or by telephone, specifying the Borrower on behalf of which such Advance is being requested, the date of the requested Advance and the amount thereof.  Each request shall be made by (A) any Authorized Officer of the Borrowing Agent; or (B) any person designated as the Borrowing Agent’s agent by any Authorized Officer of the Borrowing Agent in a writing delivered to the Lender; or (C) any person whom the Lender reasonably believes to be an Authorized Officer of the Borrowing Agent or such a designated agent.

(iv)           Section 2.7.  Interest; Default Interest; Usury.  Section 2.7(a) of the Credit Agreement is amended and restated as follows:

(a)    Interest.  Except as set forth in paragraphs (b) and (c) below, the outstanding principal amount of the Advances shall bear interest at the LIBOR Advance Rate.

(v)           Section 2.9.  Computation of Interest and Fees; When Interest Due and Payable.  Section 2.9 of the Credit Agreement is amended and restated as follows:

Section 2.9  Computation of Interest and Fees; When Interest Due and Payable.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.  Interest shall be payable in arrears on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Banking Day, on the next succeeding Banking Day.  Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date.

(vi)           Section 2.21.  LIBOR Advances. Section 2.21 of the Credit Agreement is amended and restated as follows:

Section 2.21  Taxes and Regulatory Costs.  The Borrowers shall pay the Lender with respect to any LIBOR Advance, upon demand and in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to the Borrowers hereunder, any reasonable allocation made by the Lender among its operations shall be conclusive and binding upon the Borrowers.

(vii)          Section 6.1.  Reporting Requirements.  Section 6.1(d) of the Credit Agreement is amended and restated as follows:

(d)    on or before December 31st of each year, the projected balance sheets and income statements for each quarter of the immediately following fiscal year, each in reasonable detail, prepared on a consolidated and consolidating basis, representing each Borrower’s good faith projections and certified by each Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by each Borrower for internal planning purposes, together with such supporting schedules and information as the Lender may in its discretion require, which discretion shall be exercised in a commercially reasonable manner;

(viii)         Section 7.2.  Indebtedness.  Section 7.2 of the Credit Agreement is amended by adding a new clause (g) to the end thereof as follows:

(g)    Subordinated Debt approved by the Lender in its sole discretion.

(ix)           Section 7.5.  Indebtedness.  Section 7.5(a) of the Credit Agreement is amended and restated as follows:

(a)    No Borrower shall make, and Borrowers shall cause Colonial not to make, any payments (including, without limitation, payments in connection with the exercise of any put option or right or the return of the purchase price of any securities) in respect of any Subordinated Debt, except that Borrowers or Colonial, as the case may be, may (i) other than with respect to the Subordinated Debt referred to in clause (ii) below, make regularly scheduled installments of interest thereon, and principal thereof, in each case to the extent permitted by the applicable Subordination Agreement, and in accordance with the terms of the agreements or instruments evidencing or giving rise to such Subordinated Debt as in effect on the Closing Date and (ii) with respect to the Term Note defined in that certain letter agreement dated March 4, 2010 among the Lender, Goodman Company, L.P., Goodman Manufacturing Company, L.P. and Goodman Sales Company, make payments on account of such Term Note in accordance with the terms of such letter agreement, provided that prior to making any such payment the Lender shall have received from the Borrower Agent a certificate certifying that at the time of the making of such payment and after giving effect to such payment, each of the following conditions shall have been satisfied:  (x) no Event of Default has occurred and is continuing or will occur, (y) Borrowers are in compliance on a pro forma basis with the financial covenants set forth in Sections 7.18, 7.19 and 7.20, and (z) the result of the Borrowing Base minus the sum of the outstanding and unpaid Advances made to the Borrowers is not less than $100,000; provided, further, that neither Borrowers nor Colonial shall be permitted to make any accelerated payments or prepayments of principal of such Term Note.

(x)           Section 7.17.  Affiliate Transactions.  Section 7.17 of the Credit Agreement is amended and restated as follows:

Section 7.17.  Affiliate Transactions.  No Borrower will enter into, or be a party to, any transaction with any Affiliate except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms which are no less favorable to such Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Borrower and (ii) each Borrower may be a party to the Tax Agreement, and so long as no Event of Default shall have occurred and be continuing, or would occur after giving effect to any such payment, the Borrowers may make payments and prepayments to Colonial pursuant to the Tax Agreement, in accordance with the terms of the Tax Agreement in effect on the Closing Date, provided that (i) at least one week prior to each such payment, the Borrowers shall have provided the Lender with their calculations of the amount to be paid and the Lender shall have given its approval in writing to such payment (such approval not to be unreasonably withheld) and (ii) the aggregate amount paid by the Borrowers to Colonial pursuant to the Tax Agreement with respect to their federal tax liability plus the aggregate amount paid by the Borrowers to Colonial on account of management fees for any fiscal year shall not exceed the lesser of (x) $250,000 and (y) the sum of the amount of federal income taxes the Borrowers would have been required to pay, in the aggregate, if each Borrower had filed its own separate federal income tax return plus such management fees.

(xi)           Section 7.18.  Tangible Net Worth.  Section 7.18 of the Credit Agreement is amended and restated as follows:

Section 7.18  Tangible Net Worth.  The Borrowers shall maintain a Tangible Net Worth at all times during and at the end of the fiscal quarter ending on the date set forth below of not less than the amount set forth opposite such date, provided, that in determining compliance with this covenant, there shall be excluded from the calculation of Tangible Net Worth audit adjustments for goodwill impairment and deferred tax adjustments:

Quarter Ending	Tangible Net Worth

12/31/2009	$750,000

3/31/2010	$1,275,000

6/30/2010	$1,578,000

9/30/2010	$2,229,000

12/31/2010	$2,360,000

(xii)          Section 7.19.  Net Income (or Net Loss).  Section 7.19 of the Credit Agreement is amended and restated as follows:

Section 7.19  Net Income (or Net Loss).  The Borrowers shall have Net Income (or Net Loss) for the fiscal year to date ending on the date set forth below of no worse than the amount set forth opposite such date, provided, that in determining compliance with this covenant, there shall be excluded from the calculation of Net Income or Net Loss, as the case may be, audit adjustments for goodwill impairment and deferred tax adjustments:

Quarter Ending	Net Loss

12/31/2009	$(2,270,000)

3/31/2010	$(1,542,000)

6/30/2010	$(1,189,000)

9/30/2010	$(388,000)

12/31/2010	$(85,000)

(xiii)         Section 7.20.  Net Cash Flow.  Section 7.20 of the Credit Agreement is amended and restated as follows:

Section 7.20  Net Cash Flow.  The Borrowers shall have Net Cash Flow for the fiscal year to date ending on the date set forth below of not less than the amount set forth opposite such date, provided, that in determining compliance with this covenant, there shall be excluded from the calculation of Net Cash Flow audit adjustments for goodwill impairment and deferred tax adjustments:

Quarter Ending	Net Cash Flow

12/31/2009	$(2,670,000)

3/31/2010	$524,000

6/30/2010	$834,000

9/30/2010	$1,592,000

12/31/2010	$1,725,000

(xiv)        Section 7.21.  Capital Expenditures.  Section 7.21 of the Credit Agreement is amended and restated as follows:

Section 7.21  Capital Expenditures.  The Borrowers, on a combined basis, will not make or incur or contract to make or incur Capital Expenditures of more than Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate during the fiscal year ending on or about December 31, 2010.

Section Two.  Amendment Fee.  In consideration for the waivers and amendments provided herein, the Borrowers shall pay to the Lender a non-refundable fee in the amount of $40,000 (the “Amendment Fee”), which fee shall be fully earned, non-refundable, due and payable on the date hereof.

Section Three.  Representations and Warranties.  To induce the Lender to enter into this Amendment, each Loan Party warrants and represents to the Lender as follows:

(i)          all of the representations and warranties contained in the Credit Agreement and each other Loan Document, in each case, after giving effect to this Amendment, continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are only made as of a previous date;

(ii)         the execution, delivery and performance of this Amendment by each Borrower is within its corporate powers, has been duly authorized by all necessary corporate action on its part, and each Borrower has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment;

(iii)        the execution, delivery and performance by each Borrower of this Amendment, the consummation of the transactions herein contemplated and the compliance with the provisions hereof have been duly authorized by all necessary corporate action and do not and will not (A) require any consent or approval of such Borrower’s stockholders; (B)require any authorization, consent, license, permit or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, license, permit, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof and such filings with the Securities and Exchange Commission as are required by applicable law; (C)violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to such Borrower or of such Borrower’s articles of incorporation or bylaws; result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Loan Party is a party or by which it or its properties may be bound or affected; or (D) result in, or require, the creation or imposition of any Lien (other than in favor of the Lender) upon or with respect to any of the properties now owned or hereafter acquired by such Loan Party;

(iv)        upon its execution, this Amendment shall constitute the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms; and

(v)         no Default or Event of Default has occurred and is continuing;

Section Four.  Conditions Precedent.  This Amendment shall become effective upon the date on which all of the following events shall have occurred:

(i)          the Lender shall have received this Amendment, duly executed by each Borrower and acknowledged by Colonial and William Pagano;

(ii)         the Lender shall have received a Revolving Note in the principal amount of Twenty Million Dollars ($20,000,000) duly executed and delivered by each Loan Party, in exchange for the Revolving Note dated September 10, 2007 in the principal amount of Twenty-Five Million Dollars ($25,000,000);

(iii)        the Lender shall have received a certificate of the secretary or assistant secretary of each Borrower, certifying (i) as true and correct a copy of resolutions adopted by Borrower’s board of directors approving and authorizing the execution, delivery and performance by such Borrower of this Amendment and of the transactions contemplated herein and therein, (ii) that there have been no amendments, supplements, or other modifications to such Borrower’s articles of incorporation and bylaws since the date of the closing on the Third Amendment to the Credit Agreement between Borrowers and Lender dated November 12, 2009 and that the copies of such articles of incorporation and bylaws delivered to Lender on such date as a part of the secretary’s certificates of each Borrower delivered by Borrowers on such date in connection with such closing are true, correct and complete copies of such articles of incorporation and bylaws as in full force and effect on the date hereof (or, if there have been any such amendments, supplements, or other modifications to such Borrower’s articles of incorporation and bylaws since the date of such closing, attaching and certifying true, correct and complete copies of such articles of incorporation and bylaws as in full force and effect on the date hereof) and (iii) the name(s) and signature(s) of one or more officers or agents of such Borrower authorized to execute and deliver this Amendment on behalf of such Borrower pursuant to the resolutions referenced in clause (i) above;

(iv)        Lender shall have received an agreement with respect to the subordination of outstanding Debt in an amount equal to not less than Two Million Dollars ($2,000,000), such agreement to be satisfactory to the Lender in its sole discretion; and

(v)        Lender shall have received payment of (i) the Amendment Fee and (ii) all fees, costs and expenses (including without limitation any and all legal fees and expenses) incurred by the Lender in connection with the preparation, negotiation and closing of this Amendment and the transactions contemplated to occur hereunder (collectively, the “Amendment Fees and Expenses”), and Borrowers hereby authorize Lender to charge the Borrowers’ loan account with Lender with the aggregate amount of such Amendment Fees and Expenses, and requests that Lender make one or more Advance(s) on or after the date hereof in an aggregate amount not to exceed the aggregate amount of such Amendments Fees and Expenses and that Lender disburse the proceeds of such Advance(s) in satisfaction thereof.

Section Five.  General Provisions.

(i)            Except as herein expressly amended, the Credit Agreement and all of the other Loan Documents are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms as so amended.  Each Borrower hereby confirms its existing pledge, assignment and grant to the Lender of a security interest and a Lien upon all of the Collateral, as security for the payment and performance of all of the Obligations.  The Borrower hereby confirms that all security interests at any time granted by it to the Lender in any and all of the Borrower’s property and assets, including the security interest and a Lien upon all of the Collateral, continue in full force and effect and secure and shall continue to secure the Obligations and the “Indebtedness” (as defined in the Guaranty) so long as any such Obligations and Indebtedness remain outstanding and that all Collateral subject thereto remain free and clear of any liens or encumbrances other than (i) those in favor of the Lender provided for under the Loan Documents, and (ii) other Permitted Liens.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of the Lender’s existing security interest and Lien in and upon the Collateral.

(ii)           All references to the Credit Agreement in the Loan Documents shall mean the Credit Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented and modified from time to time.

(iii)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Credit Agreement or any of the other Loan Documents.

(iv)           This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(v)           This Amendment shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York.  The provisions of Section 9.15 of the Credit Agreement regarding consents to jurisdiction and venue, consents and waivers regarding service of process and waivers of rights to jury trial, of Section 9.7 of the Credit Agreement regarding costs and expenses and of Section 9.8 of the Credit Agreement regarding indemnities are incorporated herein by reference.

(vi)           This Amendment shall be binding upon and inure to the benefit of each Borrower and Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the Lender’s prior written consent.

(vii)          Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof

(viii)         Each Borrower hereby confirms and agrees, and represents and warrants, that all Obligations (whether representing outstanding principal, accrued and unpaid interest, accrued and unpaid fees or any other Obligations of any kind or nature) currently owing by each and all Borrowers under the Credit Agreement and the other Loan Documents, as reflected in the books and records of Lender as of the date hereof, are unconditionally owing from and payable by each and all Borrowers to Lender and that Borrowers are jointly and severally indebted to Lender with respect thereto, all without any set-off, deduction, counterclaim or defense.  Each Borrower acknowledges and agrees that it has no actual or potential claim or cause of action against Lender relating to the Credit Agreement or any Loan Document and/or the Obligations arising thereunder or related thereto, in any such case arising on or before the date hereof.As further consideration for Lender’s agreements to grant the amendments and accommodations set forth herein, each Borrower hereby waives and releases and forever discharges Lender and each of its officers, directors, attorneys, agents, professionals and employees (the “Released Parties”) from any liability, damage, claim, loss or expense of any kind that such Borrower had, may now have or may hereafter haveagainst any one or more of the Released Parties arising out of or relating to the Loan Documents, (including this Amendment and any documents, agreements being executed in connection herewith), any and all Advances made through the date hereof, any other Obligations heretofore made and/or now outstanding under the Loan Documents, any transactions related to any of the foregoing or contemplated by the Loan Documents and/or any other action (or failure to act) taken (or, as applicable, not taken or taken only after any delay or satisfaction of any conditions) by any of the Released Parties in connection with any of the foregoing or contemplated by the Loan Documents or in connection with the negotiation or administration thereof.

Section Six.  Acknowledgement of Guarantors. By executing this Amendment, each Borrower and Colonial (by its signature below), each in its capacity as a “Guarantor” under the Guaranty, hereby acknowledges and agrees to all the terms and provisions of this Amendment, and agrees that its obligations under the Guaranty are unaffected, undiminished and unmodified hereby, and also hereby ratifies, reaffirms and restates all of the provisions, terms and conditions, covenants, representations and warranties made and all of the obligations undertaken by such Guarantor in the Guaranty.  Each Guarantor further acknowledges and agrees that the foregoing acknowledgements, agreements, ratifications and reaffirmations are being given in an abundance of caution and for the avoidance of any doubt, and that nothing contained in the foregoing is intended to limit or contradict the provisions of and agreements and waivers contained in Section 7 and 8 of the Guaranty, and further that the giving by such Guarantor of the foregoing acknowledgements, agreements, ratifications and reaffirmations shall not be interpreted or construed under any circumstances as having established a course of dealing or course of conduct binding upon the Lender in the future or otherwise creating any future obligations on the Lender to obtain any similar acknowledgements, agreements, ratifications and reaffirmations in connection with any future amendments to the Credit Agreement and/or any other Loan Document.

Section Seven.  Acknowledgment of Liens by Colonial.  Colonial (by its signature below), in its capacity as the “Guarantor” under the General Security Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Colonial Security Agreement”) by Colonial in favor of Lender and as the “Pledgor” under the Securities Pledge Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Colonial Pledge Agreement”), hereby confirms that all security interests at any time granted by it to the Lender in any and all of Colonial’s property and assets, including the security interest and a Lien upon all of the “Collateral” (as defined under the Colonial Security Agreement) and the “Pledged Collateral” (as defined under the Colonial Pledge Agreement) (collectively, the “Colonial Collateral”), continue in full force and effect and secure and shall continue to secure the Obligations and the “Indebtedness” (as defined under the Guaranty) and the “Indebtedness” (as defined under the Colonial Security Agreement) so long as any such Obligations and Indebtedness remain outstanding and that all Colonial Collateral subject thereto remain free and clear of any liens or encumbrances other than (i) those in favor of the Lender provided for under the Loan Documents and (ii) other Liens expressly permitted under the Colonial Security Agreement and the Colonial Pledge Agreement.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of the Lender’s existing security interest and Lien in and upon the Colonial Collateral.

Section Eight.   Acknowledgement of Guarantors. By executing this Amendment, each Borrower and William Pagano (by his signature below), each in its/its capacity as a party (in such capacity, a “Support Party”) to that certain Support Agreement dated as of July 28, 2004 (as amended, modified, supplemented or restated from time to time, the “Support Agreement”) among Borrowers, Mr. Pagano and Lender, hereby acknowledges and agrees to all the terms and provisions of this Amendment, and agrees that its obligations under the Support Agreement are unaffected, undiminished and unmodified hereby, and also hereby ratifies, reaffirms and restates all of the provisions, terms and conditions, covenants, representations and warranties made and all of the obligations undertaken by such Support Party under the Support Agreement.  Each Support Party further acknowledges and agrees that the foregoing acknowledgements, agreements, ratifications and reaffirmations are being given in an abundance of caution and for the avoidance of any doubt, and that nothing contained in the foregoing is intended to limit or contradict the provisions of and agreements and waivers contained in the Support Agreement, and further that the giving by such Support Party of the foregoing acknowledgements, agreements, ratifications and reaffirmations shall not be interpreted or construed under any circumstances as having established a course of dealing or course of conduct binding upon the Lender in the future or otherwise creating any future obligations on the Lender to obtain any similar acknowledgements, agreements, ratifications and reaffirmations in connection with any future amendments to the Credit Agreement and/or any other Loan Document.

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IN WITNESS WHEREOF, the Loan Parties and the Lender have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

THE RAL SUPPLY GROUP, INC.

By:	/s/ William Pagano
William Pagano
Executive Vice President

UNIVERSAL SUPPLY GROUP, INC.

By:	/s/ William Pagano
William Pagano
President

S&A SUPPLY, INC.

By:	/s/ William Pagano
William Pagano
President

WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division

By:	/s/ Joseph Mullen
Joseph Mullen
Vice President

ACKNOWLEDGED AND AGREED TO:

COLONIAL COMMERCIAL CORP.

By:	/s/ William Pagano
William Pagano
Chief Executive Officer

/s/ William Pagano
WILLIAM PAGANO

Signature Page to Fourth Amendment